Exhibit 3.2

[Illegible Seal]

MATRICULATION: 5826	DOCKET: 11978

ENTITY: MOLINO CAÑUELAS SOCIEDAD ANONIMA, COMERCIAL, INDUSTRIAL, FINANCIERA, INMOBILIARIA Y AGROPECUARIA

DOMICILE: Street: CATAMARCA AND SALTA	No.: 0

Floor:                                                                    Dept.:                                           Medium:                                                               C.P.

PARTITION: CAÑUELAS-CAÑUELAS

BOOK:                                           Shareholder Book No. 3 (Three)

FOLIO:                                         One Hundred (100)

OBSERVATIONS: LA. No.2 D.P.J. 24/04/80 FS 200UA 179.

DEPARTMENT OF BOOK REGISTRATION LA PLATA, TUESDAY 3 of JUNE OF 2008

Operator: ABAGAGL — DATE: 05/06/2008

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[illegible signature]	[illegible signature]
Andrea P. Bagaglo	Cro. Gabriela Claudia [illegible]
Book Register	Chief of Book Registration Department
Provincial Directory for Legal Persons

[There is an illegible signature and stamp on the upper right-hand margins of pages 1 and 3 of the original document.]

MINUTES OF SHAREHOLDERS’ MEETING No. 88.

In the city of Cañuelas, Province of Buenos Aires, on April 5, 2017, at 10:00 a.m., a Regular and Special General Meeting of the Shareholders of MOLINO CAÑUELAS S.A.C.I.F.I.A. (the “Company”) was held at the head office, with the presence of the directors and the statutory auditor, who have signed below. The meeting was chaired by Mr. Aldo Adriano Navilli, who informed the attendees that they have been called to a Regular and Special General Shareholders’ Meeting under the terms of Section 237, last paragraph, of Law 19,550 and its amendments. The meeting was attended by five (5) shareholders, who registered and signed on page No. 10 of the Share Ledger and Shareholders’ Meeting Attendance Book No. 2 with a total of 150,000,000 shares, representing 100% of the capital stock and shares with voting rights.

The Chairman called the meeting to order and submitted for the consideration of the shareholders the first item on the Agenda:

(1)                                 Designation of shareholders to draft and subscribe the minutes.

Shareholder Mr. Carlos Adriano Navilli addressed those present and proposed that the minutes be signed by the Chairman, Mr. Ricardo Alberto Navilli and Mr. Carlos Adriano Navilli. This proposal was unanimously approved.

The second item on the Agenda was subsequently considered:

(2)                                 Authorization for the Company to participate in the country’s system of public offering and/or in the foreign markets determined by the Board of Directors in due time, and the public offering and trading of its shares in the National Securities Commission, the Mercado de Valores de Buenos Aires S.A. (Buenos Aires Stock Market), and/or the Mercado Abierto Electrónico S.A. (Electronic Open Market) respectively, and/or in local or foreign authorized markets determined by the Board of Directors in due time.

The Chairman addressed those present and stated that, as is known by the Shareholders, the Company has evaluated the possibility of starting a process of public offering of the Company’s capital stock in order to obtain the resources for its sustained growth and to place it in a beneficial position to achieve solid growth in the markets in which the Company operates. By virtue of the above, and on the basis of the studies that have been conducted for some time, and considering the current context of the Company and capital markets, the Chairman believes that the conditions are suitable for the issue of shares to be placed by public subscription and offered in the Argentine Republic and/or abroad, and the Company must request the public offering of its capital stock from the National Securities Commission and the listing and trading of its shares in one or more authorized markets in the Argentine Republic and/or abroad.

As a result, he proposes that the Company’s entry in the public offering system through National Securities Commission be approved. In addition, subject to the decision made with regard to items 3 and 5 of the agenda, he proposed that the Company request, when deemed convenient by the Board of Directors, the listing and trading of Class “B” shares and/or the certificates representing such Class “B” shares of the Company in the country’s authorized markets, such as Mercado de Valores de Buenos Aires S.A. and/or Mercado Abierto Electrónico S.A. and/or in foreign markets for the purposes of the initial offering and/or secondary trading of its Class “B” shares and/or certificates representing Class “B” shares, as applicable.

A vote was held on the proposal and it was unanimously approved.

The attendees subsequently considered the third item on the Agenda:

(3)                                 Comprehensive amendment of the Bylaws in order to adapt them to the requirements of the public share offering system, including: (a) amendment of Section Four to create “A” and “B” share classes and regulate their rights, and in order to adapt it to the requirements of the public share offering system; (b) amendment of Section Eleven to modify the composition and operation of the Board of Directors; (c) amendment of Section Fifteen to create an auditing committee and regulate the composition, operation and appointment of its members; (d) amendment of Section Eighteen to modify and adapt the regulation of the Shareholders’ Meetings to the public share offering system; (e) amendment of Sections Nineteen and Twenty in order to adapt them to the requirements of the public share offering system; (f) incorporation of a new Section Five in order to regulate the membership and operation of the audit committee; (G) incorporation of a first transitory provision with respect to the entry into force of the abovementioned amendments to the Bylaws; and (h) incorporation of a second transitory provision with respect to the membership of the first Board of Directors and audit committee upon its entry into force.

The Chairman continued to speak and stated that in order to adapt the Bylaws to applicable regulations for companies making public offerings of their shares, it is advisable to proceed with the amendment of Sections Eleven, Fifteen, Eighteen, Nineteen and Twenty and eliminate Sections Five, Six, Seven, Eight, Nine, Ten, Twelve, Thirteen, Fourteen, Sixteen and Seventeen and add the new Section Five, First Transitory Section and the Second Transitory Section of the Bylaws, according to the texts proposed below.

With respect to Section Four of the Bylaws, it is convenient (i) to create share classes “A” and “B,” and, therefore, the Corporation’s capital stock shall be represented by two classes of book-entry common shares of a nominal value of $0.10 (zero pesos and ten cents) each and with the right to: (a) 5 (five) votes per share, for each Class “A” share; and (b) 1 (one) vote per share, for each Class “B” share; (ii) to incorporate special Class “A” rights, requiring the favorable vote of two-thirds of Class “A” shares to make the following decisions: the company’s merger with other companies; the voluntary dissolution of the company; the transfer of the company’s registered legal and/or tax address to a foreign location; the essential amendment of the corporate purpose, (iii) to incorporate the possibility of a capital increase without limitation by the Regular Shareholders’ Meeting once the Company makes a public offering of its shares; and (iv) to amend it in order to adapt it to the requirements of the public offering system. The final text of Section Four of the Bylaws shall be transcribed under the sixth item on the Agenda once the amended text of the Bylaws is approved. In addition, the Chairman proposed that all of the existing shareholders’ shares be converted to Class “A” shares, while the Class “B” shares shall be those issued subject to the decision made with regard to item 5 on the Agenda.

Below is a transcription of the text proposed to replace Sections Eleven, Fifteen and Eighteen of the Bylaws:

“SECTION ELEVEN: I) The Company management and administration shall be conducted by a Board of Directors composed of at least 7 (seven) and up to 15 (fifteen) regular members. The Shareholders’ Meeting may elect an equal or lower number of alternate members, of which at least 2 (two) regular members and 2 (two) alternate members must meet the independence requirements established by applicable Regulations of the National Securities Commission. When each alternate member is designated, a record must be made of which regular member he/she shall replace in the event of a vacancy and, if a vacancy occurs in the Company’s board of directors for any reason, it shall be filled by the alternate member designated to replace the regular member to be replaced. The Shareholders’ Meeting shall establish the number of directors, as well as their remuneration. II) If the shareholders’ meeting decides to designate a number of regular members equal to or greater than 7 (seven) but less than 9 (nine) (i) they shall take office for a term of 2 (two) fiscal years; and (ii) the board shall be renewed annually by halves in the event of an even number of members, or by the whole number immediately inferior or immediately superior to half of the members, as alternately applicable in each fiscal year, in the event of an uneven number of members in the board of directors. If the shareholders’ meeting decides to designate a number of members equal to or greater than 9 (nine): (i) the directors shall remain in their positions for a term of 3 (three) fiscal years; and (ii) the board shall be renewed annually by thirds. In any case, less than three Directors shall be renewed each time. The first shareholders’ meeting that determines a number of 7 (seven) or 8 (eight) directors as of the approval of the amendment of this section (even if it has not been registered), shall decide which of the new directors elected shall take office for a term of one or two fiscal years, in order to allow their renewal by halves. The shareholders’ meeting determining a number of directors equal to or greater than 9 (nine) shall decide which of the new directors elected shall take office for a term of one, two or three fiscal years, in order to allow their renewal by thirds. The directors may be reelected indefinitely and their terms of office shall be valid until the election of the members elected to replace them. III) The Board of Directors shall meet once every three months, or less frequently, if so required by any of its regular members or the Audit Committee. Any regular director or member of the Audit Committee may request, by a written notice indicating the agenda, that the Chairman call a meeting. In this case, the meeting must be called within five business days following the receipt of the communication. If the meeting is not called once such term has elapsed, the requesting party may validly call the meeting. IV) Any meeting notice must indicate the matters to be discussed and shall be provided with the documentation required, in the Chairman’s opinion, to make a decision on the matters to be discussed. V) The Board of Directors shall organize its first meeting annually, designating a Chairman and Deputy Chairman from among its members. In the event of death, absence, impediment or resignation of the Chairman, his functions shall be performed by the Deputy Chairman. In the event of death, absence, impediment or resignation of both, the Board of Directors shall designate their replacements from among its members until the next shareholders’ meeting is held, or until the return of the Chairman or Deputy Chairman, regardless of the causes of their absence. VI) The presence of the absolute majority of its members shall be sufficient to establish the effectiveness and validity of the Board of Directors’ deliberations and resolutions in all matters attributed to it by these Bylaws. Decisions shall be adopted at the Company’s Board of Directors’ meetings by a majority of its members (and the Chairman or, as the case may be, the Deputy Chairman exercising the chairmanship shall have a double vote in the event of a tie). The Board of Directors may operate with its members present or communicating among themselves by other means of simultaneous transmission of sound, images or words and both the directors present and those participating remotely shall be considered for the purposes of establishing a quorum and the majorities. The minutes of the meetings shall be drafted and signed within 5 (five) days after the meeting is held by the directors and members of the Audit Committee present. Directors participating by other means of simultaneous transmission of sound, images or words may sign by means of the authorization established in Section 266 of Law 19,550 and its amendments. The minutes must expressly state the names of the directors who participated remotely as well as the means of transmission used for communicating with the members present. The members of the auditing body must expressly state that the decisions adopted are valid. The minutes shall contain the statements of the directors present as well as those of the directors participating remotely and their votes in relation to each resolution adopted. In addition, Board of Directors’ meetings may be held outside of the Company’s jurisdiction, including in foreign locations. The Board of Directors’ agreements shall be recorded in the book of Minutes to be signed by all those present. VII) The Board of Directors has broad powers of management and disposal, including those requiring special authority under Section 375 of the National Civil and Commercial Code and Section 9 of Executive Order-Law 5965/63. It may, in particular, operate with all kinds of official or private financial entities; establish agencies, branches and other kinds of representation, within the country or abroad; grant credits or guarantees to third parties; subscribe contracts establishing business partnerships or associations with companies organized in the country or abroad, pursuant to the regulations of the National Civil and Commercial Code; grant and revoke powers of attorney, including special and general, legal and management powers of attorney or others, with or without the authority of substitution; file, pursue, answer or withdraw claims and criminal proceedings and perform any other legal proceedings resulting in an acquisition of rights or assumption of obligations by the company. For answering interrogatories or providing testimonies before legal or administrative authorities, the presentation of the director or proxy appointed for such purpose by the Board of Directors shall also apply. Furthermore, he shall have broad powers to implement the issue of options on shares or bonds convertible into shares. The company’s legal representation shall be conducted by the Chairman and, in the event of his death, absence, impediment or resignation, by the Deputy Chairman. VIII) To guarantee proper compliance with their functions, each Director shall provide a guarantee in favor of the company for a value of no less than the amount established by applicable legal provisions and regulations, and such guarantee shall be established under the conditions and in the manner indicated by applicable legal and regulatory provisions.

SECTION FIFTEEN. The auditing of the company shall be conducted by an Audit Committee, composed of 3 (three) regular members and 3 (three) alternate members. The alternate members of the Audit Committee shall fill any vacancies there may be in the order of their election. The members of the Audit Committee shall remain in their positions for 1 (one) fiscal year and may be reelected indefinitely. At the first meeting of the Audit Committee, a chairman shall be designated, as well as an alternate chairman who shall replace the former in the event of his absence, impediment, resignation or death. It shall meet at least once every three months at the request of any of its members or of the Board of Directors, and shall be validly constituted with the presence of at least two (2) members. Meetings shall be called by the chairman of the Audit Committee, by due notification of the other members. Decisions shall be made by an absolute majority of the votes present. Minutes shall be issued of each meeting and the decisions adopted, which shall be recorded in the Book of Minutes kept for such purpose. In the event of a dissenting vote in the Audit Committee, the dissenting member may provide justification for his vote and shall have the rights, powers and duties granted under Section 294 of Law 19,550 and its amendments. Notwithstanding the above, the shareholders have, at their own cost, broad information rights, which include the right to review any company documentation and conduct audits of the Company’s accounting information.

SECTION EIGHTEEN. (I) Shareholders’ Meetings must be held annually for the purposes determined by law, within four months following the end of the fiscal year. In addition, a Shareholders’ Meeting must be called when deemed convenient by the Board of Directors or Audit Committee, or at the request of shareholders representing at least 5% (five percent) of the corporate stock. (II) Shareholders’ Meetings shall be chaired by the Chairman of the Board of Directors or by the person designated by the Shareholders’ Meeting. They shall be called simultaneously upon first and second notice in the manner established under Section 237 of Law 19,550 and its amendments, except in the case of a Special Shareholders’ Meeting once the Company is authorized to make a public offering and/or list and/or trade all or part of its shares in the Argentine Republic and/or foreign jurisdictions. Once the Company is authorized to make public offerings and/or list or trade all or part of its shares, Shareholders’ Meeting notices must be published at least twenty (20) and no more than forty-five (45) days in advance of the date on which the Meeting is to be held. The abovementioned terms shall be calculated as of the last publication; (III) The quorum and majorities determined by Sections 243 and 244 of Law 19,550 and its amendments shall apply, according to the type of shareholders’ meeting, meeting notice and matters to be discussed, both for general Shareholders’ Meetings and for class Shareholders’ Meetings, except for the quorum for Special Shareholders’ Meetings on second notice, which shall be deemed constituted regardless of the number of shares present with voting rights. Shareholders’ Meetings, regardless of their type, may be held remotely and take place with the attendees present or communicating among themselves by means of the simultaneous transmission of sound, images and words, such as by video conference or another similar means and provided that the regulations for certification, registration, quorum establishment and representation are observed and the virtual and simultaneous participation of the attendees is ensured, as well as the immediacy of the verbal communication process and the issue of votes. The auditing body shall state in the record that the decisions adopted are valid. The Board of Directors shall establish the regulations and other technical matters related to remote participation in such meetings and the proper manner to record them, all pursuant to applicable regulations and in accordance with the provisions established by the supervisory entity. In all cases, such shareholders’ meetings shall maintain the same jurisdiction as that of the Company. The calculation of the quorum for remote shareholders’ meetings shall include the shareholders present through means of simultaneous transmission of sound or image and sound currently existing or to be created in the future and pursuant to applicable regulations.

SECTION NINETEEN. The fiscal year shall end on November 30 of each year, as of which date the accounting statements must be prepared pursuant to the regulations applicable to such documents. Realized net profits shall be allocated as follows: a) At least 5% (five percent) and up to 20% (twenty percent) of the capital subscribed, to the legal reserve fund. b) To the remuneration of the members of the Board of Directors. Its amount may not exceed twenty-five percent (25%) of the profit for the fiscal year. It shall be limited to five percent (5%) of such profit when no dividends are distributed to shareholders and shall be increased proportionally to such distribution, up to the maximum limit when the total profit is distributed. When the use of special or technical-administrative committees by one of the directors results, due to limited profits, in the need to exceed the established percentage, such excess remuneration shall only be provided if it is expressly approved by the Shareholders’ Meeting, for which purpose such matter must be included as one of the items on its agenda; c) To the remuneration of the Audit Committee, which shall be established by the Regular Shareholders’ Meeting. d) to dividends on preferred shares with priority to unpaid cumulative dividends; e) the balance, totally or partially, to the additional dividends on preferred shares and to dividends on common shares or to statutory or optional reserve funds, provided that they are reasonable and consistent with prudent management criteria, or as ultimately determined by the Shareholders’ Meeting. The dividends shall be paid in proportion to the respective paid-in shares within the terms established by regulations and as determined by the Shareholders Meeting, and shall expire in favor of the Company, 5 (five) years as of the date on which they were made available to the shareholders.

SECTION TWENTY: In the event of dissolution of the corporation, its liquidation shall be performed by the Board of Directors under the supervision of the Audit Committee. Once the liabilities have been settled and the capital with preferential rights, as they may have been established, has been returned, the remainder shall be distributed among the shareholders in proportion to their share in the profit.

In addition, the Chairman stated that it is necessary to eliminate: (i) Sections Five, Six, Seven, Eight, Nine and Ten, since they are included in the provisions of the amended Section Four and/or in order to adapt the Bylaws to regulations applicable to companies making public offerings of their shares, (ii) Sections Twelve, Thirteen and Fourteen of the Bylaws, since they are included in the provisions of the amended Section Eleven, and (iii) Sections Sixteen and Seventeen, since they are included in the provisions of the amended Section Eighteen.

The Chairman continued to speak and reminded those present that Capital Markets Law No. 26,831, and the rules and regulations of the National Securities Commission (pursuant to GR 622/2013 and its amendments and supplementary provisions, the “Regulations of the National Securities Commission”) require, in order for companies to make public offerings of their shares, the establishment of an audit committee and, therefore, it would be appropriate to amend the Company’s Bylaws to incorporate such committee, so that it may come into force once the Company effectively makes the public offering of and/or trades all or part of its shares in the

Argentine Republic and/or foreign jurisdictions. He therefore proposed the incorporation of the following as the new Section Five of the Bylaws:

“FIVE: AUDIT COMMITTEE. The Company shall have an audit committee as established under Capital Markets Law No. 26,831, and the rules and regulations of the National Securities Commission (pursuant to RG 622/2013 and its amendments and supplementary provisions), which shall be composed of 3 (three) regular members, who shall be designated by the Board of Directors from among its members, by a simple majority of its members. The committee may include directors who are well-versed in financial, accounting or business matters. At least a majority of the members of the audit committee must be independent, pursuant to the criteria established for such purpose by the Regulations of the National Securities Commission and of the markets in which the Company’s shares are listed and/or traded, if applicable. The Shareholders’ Meeting may delegate to the Board of Directors the establishment of the audit committee budget. Such budget must include sufficient funds for the payment of compensation for: (i) any accounting firm for the purpose of preparing or issuing an audit report or providing any other audit, review or certification services; and (ii) any legal advisor whose contracting is deemed by the Audit Committee to be convenient or necessary for the performance of its functions.

At its first meeting, the audit committee must designate a chairman and deputy chairman, who shall replace the former in the event of his absence, impediment, resignation or death. The audit committee shall meet at least once every three months or, less frequently, at the request of one of its members. Audit committee meetings must be called by its chairman or deputy chairman. The audit committee shall operate with the presence of the absolute majority of its members, either in person and/or communicating by means of the simultaneous transition of sound, images or words. Decisions shall be adopted by the majority of the members participating in the meeting. In the event of a tie, the chairman or, as the case may be, the deputy chairman, shall have the casting vote. In the event of the absence, impediment, resignation or death of one of its members, he shall be replaced by one of the alternate members, in the order of their designation. Audit committee resolutions must be recorded on the respective book, and must be signed by all members participating in the meeting. In the event of the remote participation of members, the minutes must expressly state the names of the members who participated remotely, as well as the means of transmission used to communicate with the members present. The rest of the members of the Board of Directors and members of the Audit Committee may attend the audit committee’s deliberations, with the right to speak, but not to vote. The duties and powers of the audit committee are those indicated in the respective provisions, regulations and amendments established by the National Securities Commission and the markets in which the Company’s shares are listed and/or traded.

The members of the audit committee shall take office for the term established by the Board of Directors upon their designation and may be reelected indefinitely. Once their term ends, they shall remain in their positions until the designation of the members by whom they are to be replaced. Termination of status as a director for any reason shall automatically result in the termination of status as an audit committee member.

In addition, the Chairman proposed to the Shareholders the incorporation of the following transitory provision in the Bylaws so that the abovementioned amendments may become effective once the Company makes its public offering of and/or trades all or part of its shares in the Argentine Republic and/or foreign jurisdictions.

TRANSITORY SECTION ONE. These Bylaws shall become effective once the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions. Until such time, the Bylaws in effect as of February 14, 2017 shall remain in full force and effect.

Lastly, the Chairman proposed to the Shareholders the incorporation of the following second transitory provision in order to determine the list of members of the Board of Directors and the Audit Committee who shall take office as of the date on which the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions.

TRANSITORY SECTION TWO. The list of members of Board of Directors and the Audit Committee who shall take office as of the date on which the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions shall be determined by the Regular and Special Shareholders’ Meeting held on April 5, 2017 pursuant to the procedures established by the Bylaws in effect until the date of such Shareholders’ Meeting.

The proposal to amend Sections Eleven, Fifteen, Eighteen, Nineteen and Twenty, to eliminate Sections Five, Six, Seven, Eight, Nine, Ten, Twelve, Thirteen, Fourteen, Sixteen and Seventeen and to add the new Section Five and the First Transitory Section and Second Transitory Section to the Bylaws was unanimously approved. In addition, the proposal to convert all of the currently outstanding shares owned by the shareholders into Class “A” shares was approved.

The numbering and final text of the sections shall be transcribed under item six of the Agenda upon approval of the amended text of the Bylaws.

The fourth item on the Agenda was subsequently considered:

(4)                                 Designation of the regular members of the Board of Directors and the regular and alternate members of the Audit Committee who shall take office once the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or foreign jurisdictions.

Shareholder Mr. Carlos Adriano Navilli addressed those present and stated that, subject to the performance by the Company of a public offering and/or its trading of all or part of its shares in the Argentine Republic and/or in foreign jurisdictions, (i) Mr. Aldo Adriano Navilli, Mr. Carlos Adriano Navilli, Mr. Ricardo Alberto Navilli, Ms. Adriana Elba Navilli, Mr. Mariano Navilli, Mr. Daniel Héctor Ercoli, Mr. Marcos Aníbal Villemur, Mr. Ricardo Leandro Navilli, Mr. Alejandro German Lemonnier and Mr. Jorge Damian Schnir, resigned as regular directors so that the Shareholders may designate the members of the Board of Directors who shall take office once the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions as established under the new Bylaws approved by this shareholders’ meeting. In this case, the provisions of the Second Transitory Section shall apply, which indicate that the list of members of the Board of Directors who shall take office as of the date on which the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions shall be determined by this Regular and Special General Shareholders’ Meeting, pursuant to the procedures established by the Bylaws in effect until the date of this Shareholders’ Meeting. Following a brief debate, Mr. Carlos Adriano Navilli proposed that the Board of Directors be composed of Daniel Héctor Ercoli, Adriana Elba Navilli, Ricardo Leandro Navilli, Aldo Adriano Navilli, Alejandro German Lemonnier, Carlos Adriano Navilli, Mariano Navilli, Ricardo Alberto Navilli, Marcos Aníbal Villemur and Jorge Damián Schnir, as regular directors.

In addition, and pursuant to the Regulations of the National Securities Commission, which state that on designating the directors, the Shareholders’ Meeting must be informed, prior to voting, of the candidates’ “independent” or “non-independent” status, according to the criteria established by such Regulations of the National Securities Commission, the Chairman stated that Daniel Héctor Ercoli, Adriana Elba Navilli, Ricardo Leandro Navilli, Aldo Adriano Navilli, Carlos Adriano Navilli, Mariano Navilli, Ricardo Alberto Navilli and Marcos Aníbal Villemur are “non-independent” and Jorge Damián Schnir and Alejandro German Lemonnier are “independent.”

Mr. Carlos Adriano Navilli subsequently addressed those present again stated that subject to the Company’s performance of a public offering and/or trading of all or part of its shares in the Argentine Republic and/or in foreign jurisdictions, (i) Mr. Marcelo Oscar Scherrer resigned as Regular Statutory Auditor; and (ii) Ms. Adriana Elizabeth Clemente resigned as Alternate Statutory Auditor, so that the Shareholders may designate the members of the Audit Committee who shall take office once the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions, as established in the new Bylaws approved by this Shareholders’ Meeting. In this case, the provisions of the Second Transitory Section shall apply, which indicate that the list of members of the Audit Committee who shall take office as of the date on which the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions shall be determined by this Regular and Special General Shareholders’ Meeting, pursuant to the procedures established by the Bylaws in effect until the date of such Shareholders’ Meeting. Following a brief debate, Mr. Carlos Adriano Navilli proposed that the Audit Committee be composed of Marcelo Oscar Scherrer, Leonardo Fernández and Facundo Clodomiro Carranza as regular members and Fabián Cainzos, Maria Mercedes Premrou and Francisco Antognini as alternate members and that it must be stated for the record that Fabián Cainzos shall replace Marcelo Oscar Scherrer, María Mercedes Premrou shall replace Leonardo Fernández and Francisco Antognini shall replace Facundo Clodomiro Carranza. The Chairman addressed those present and stated that all of the members elected to be part of the Audit Committee were “independent,” as required by the Regulations of the National Securities Commission.

A vote was held on the proposal for the designation of the regular members of the Board of Directors and the regular and alternate members of the Audit Committee who shall take office once the Company effectively makes a public offering and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions and it was unanimously approved.

The Chairman subsequently stated for the record that, as a result, the members of the Company’s Board of Directors and Audit Committee who shall take office once the Company makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or foreign jurisdictions have been designated.

The fifth item on the Agenda was subsequently considered:

(5)                                 Increase in capital stock (i) by up to an amount of $4,000,000 (four million pesos), by the issue of up to 40,000,000 (forty million) “Class B” book-entry common shares of a nominal value of $0.10 each and with the right to 1 (one) vote per share to be offered for public subscription in the country and/or abroad, to be paid in in cash or as determined by the Board of Directors and (ii) in any event and pursuant to the provisions of Section 62 of Capital Markets Law No. 26,831, an additional increase in capital stock by up to an amount of $1,000,000 (one million pesos), and the Board of Directors shall have the authority and powers to increase the number of new Class “B” book-entry common shares by up to a total amount of 10,000,000 (ten million) additional new Class “B” book-entry common shares of a nominal value of $0.10 each and with the right to 1 (one) vote per share if the number of 40,000,000 (forty million) new Class “B” book-entry common shares established in subsection (i) is insufficient to meet any surplus demand and an option to purchase by oversubscription to be offered by public subscription in the country and/or abroad, to be paid in in cash or as determined by the Board of Directors; in both cases with the right to receive dividends in equal conditions as the Company’s outstanding shares at the time of the issue. Establishment of the parameters within which the Board of Directors shall establish the issue premium.

The Chairman submitted the fifth item on the Agenda for consideration and stated that in order maintain and reinforce its position in the market, it is convenient for the Company to have available resources for sustained growth and to place it in a beneficial position to achieve such growth. By virtue of the above, and considering the current context of the Company and capital markets, he stated that the conditions are suitable for issuing Class “B” shares to be offered for public subscription in the Argentine Republic and/or abroad.

Therefore, the Class “B” shares issued as a result of the proposed capital increase shall be publicly offered in the Argentine Republic, pursuant to applicable regulations; and, as a result, authorization must be requested for such public offering at the National Securities Commission, as well as for their listing and trading in Mercado de Valores de Buenos Aires S.A. and/or their trading in Mercado Abierto Electrónico S.A. and/or in the authorized markets in the country deemed convenient. In addition, such Class “B” shares or certificates representing them may be offered in foreign jurisdictions. For such purpose, the public offering and trading of such shares, or certificates representing them, may be requested in any foreign jurisdiction from (a) similar agency/ies and/or in the respective foreign markets.

As a result, he proposed:

1.                                      the approval of (i) an increase in capital stock by up to an amount of $4,000,000 (four million pesos), by the issue of up to 40,000,000 (forty million) “Class B” book-entry common shares, as determined by the Board of Directors and (ii) in any event and pursuant to the provisions of Section 62 of Capital Markets Law No. 26,831, the approval of an additional increase in capital stock by up to an amount of $1,000,000 (one million pesos), grating the Board of Directors the authority and powers to increase the number of new Class “B” book-entry common shares authorized hereunder by up to a total amount of 10,000,000 (ten million) additional new Class “B” book-entry common shares if the number of 40,000,000 (forty million) new Class “B” book-entry common shares approved in subsection (i) is insufficient to meet any surplus demand and an option to purchase by oversubscription; each of them for a nominal value of $0.10 each and with the right to 1 (one) vote per share, to be offered for public subscription in the country and/or abroad, to be paid in in cash and cash equivalents, as established by the Board of Directors; with the right to receive dividends in equal conditions as the Company’s outstanding shares at the time of the issue.

2.                                      that the assets obtained from the public offering of shares as a result of the increase in capital stock be used to support the process of business expansion planned by the Company for the upcoming years and/or for other corporate purposes in genera.

3.                                      that the conditions for the issue of all of the new shares shall be the following: (i) the new shares shall be Class “B” common shares and shall have the right to one vote per share; (ii) except as established in (i), the new shares shall be issued under the same conditions as the outstanding shares, including the right to receive any dividends declared; (iii) the shares shall be publicly offered in Argentina and/or in foreign markets; (iv) the subscription price shall be established by the Board of Directors or by a Company official to whom the Board of Directors may delegate such authority, immediately after the end of the subscription period, based on the demand curve constructed according to the demonstrations of interest received during the subscription term. Shares shall be issued with an issue premium that may not be lower than $15.5 or higher than $388.75 on the nominal value of such shares. The Board of Directors or the person whom it may delegate is authorized to establish an estimated range range of indicative subscription prices, within such limits, if deemed convenient or necessary prior to the placement; and (v) delegation to the Board of Directors the time of issue in one or more tranches and the issue conditions not established by the Shareholders’ Meeting.

4.                                      that it be known and that the records show that all of the existing shareholders have expressly and irrevocably waived their preferential rights and the right to proportional increase under Section 194 of Law No. 19,550 and its amendments in relation to the capital increase proposed in subsection 1 above.

5.                                      the delegation to the Board of Directors of the powers to decide to issue the shares, the time of such issue, the method and/or terms of payment and any other matter related to such issue, including, but not limited to, establishing the premium within the pre-determined limits, the amount to be capitalized, the allocation of funds and the preparation of the respective prospectus, and any other necessary or convenient documentation.

Shareholder Carlos Adriano Navilli proposed that a vote be held on the Chairman’s proposal and it was unanimously approved.

By virtue of the previously resolved capital increase and the entry of the Company into the public offering system, it is necessary to amend Section Four of the Bylaws, which shall state the following and shall be incorporated into the Amended Text to be considered under item six of the Agenda:

“FOUR: CAPITAL. (I) The capital stock is twenty million pesos ($20,000,000) and shall be represented by 200,000,000 common shares of a nominal value of $0.10 pesos per share, of which 150,000,000 shares are Class “A” shares and grant the right to five votes each and 50,000,000 are Class “B” shares, and grant the right to one vote each. The shares may be book-entry or non-transferable registered shares, common or preferred, as determined by the Shareholders’ Meeting deciding on their issue, except when applicable provisions establish specific characteristics. They may be issued in certificates of one or more shares. Until they are fully paid in, shareholders shall be provided with provisional nominative certificates. The shares and provisional certificates issued shall contain the indications established in Sections 211 and 212 of Law No. 19,550 and its amendments.

The favorable vote of two thirds of the Class “A” shares, regardless of the percentage of capital stock represented by such Class “A” shares, shall be required for the Company to validly resolve: (i) the merger of the Company with other companies; (ii) the voluntary dissolution of the Company; (iii) the transfer of the registered legal and/or tax address to a foreign country; and (iv) the essential change of the corporate purpose. In addition, the favorable vote of the absolute majority of Class “B” shares present in the shareholders’ meeting called for such purpose, regardless of the percentage of capital stock represented by such Class “B” shares, shall be required for the Company to validly resolve the amendment of Section Four of these Bylaws.

Each Class “A” share that any member of the Controlling Group (as defined below) transfers to third parties who are not other members of the Controlling Group shall automatically become a Class “B” share.

Prior to the entry into force of any transfer of the ownership of Class “A” common book-entry shares, the Board of Directors shall verify that the transfer of Class “A” book-entry shares in question is consistent with the provisions of this Section Four and, if so, shall register the transfer in the Share Ledger or, otherwise, convert the shares to “B” Class shares.

(II) Once the Company is authorized to make a public offering of and/or list and trade all or part of its shares in the Argentine Republic, the Company may increase the capital stock by decision of the Regular Shareholders’ Meeting, without limitation, without requiring an amendment of these Bylaws, and the change in capital stock and the class of shares representing it shall be indicated in the Company’s financial statements, as required by applicable legal and regulatory provisions. The shares may also be common or preferred, with or without an issue premium, as determined when they are issued. The Company may make public offerings of its Class “B” shares in any authorized market in the country or abroad, provided that it meets all applicable requirements for such purpose. The Company may not make any public offerings of its Class “A” shares in any authorized market in the country or abroad.

(III) The shares may grant voting rights or not, the right to a fixed or variable dividend, the right of preferential payment, cumulative or otherwise, according to the conditions in which they were issued. They may also be assigned an additional share of the net realized profits and be granted priority in the repayment of capital in the event of the Company’s liquidation. Preferred stock may not have voting rights, except in the cases in which legal regulations grant them such right, and they may be totally or partially redeemable, under the conditions established in applicable provisions and those established upon determining their issue.

(IV) The Shareholders’ Meeting shall determine and/or may delegate to the Board of Directors the determination of the conditions in which the shares to be issued shall be paid in, pursuant to applicable law or to the provisions that may be established. In the event of a delay in the paying in of shares, the Company may take any of the steps authorized by Section 193 of Law 19,550 and its amendments.

(V) While there are nominative shares, the Company shall keep a Share Ledger in which it shall record the non-transferable registered common shares, according to the formalities and requirements established by Section 213 of Law 19,550 and its amendments. As determined by the Board of Directors, the book-entry common shares shall be registered in accounts in their holders’ names in a Book-Entry Share Ledger to be kept by the Company, or by authorized commercial or investment banks, or securities clearing houses as established in paragraph seven, Section 208 of Law No. 19,550 and its amendments. The shares shall be indivisible, notwithstanding the fact that they may be subscribed on behalf of companies. No more than one owner shall be recognized per share. Therefore, in the event of co-ownership, unified representation shall be required to exercise corporate rights and meet corporate obligations. The Company’s Board of Directors may determine at any time that the Company’s shares be converted from registered to book-entry shares.

(VI) New shares shall be subscribed according to the procedure established in Section 194 of Law 19,550 and its amendments. Once the Company is authorized to make public offerings of and/or trade all or part of its shares in the Argentine Republic and/or in foreign jurisdictions and throughout the entire time in which the Company is subject to such system of public offering and/or trading of all or part of its shares, no new shares granting voting privileges may be issued. The common shares existing at the time of each capital increase, regardless of their class, shall grant their holders preferential rights to subscribe new common shares in the same proportion as their holdings of the total capital stock. If one or more shareholders fail to exercise their preferential right, the remaining shareholders shall have the right to a proportional increase, according to the shares they subscribed on exercising their preferential right in relation to the total capital stock. For the purposes of exercising their preferential right and right to proportional increase, all shareholders shall be considered as if they held a single and identical class of shares. If allowed by the laws applicable at the time of the respective increase, in the event of an increase in share capital or convertible negotiable bonds by public offering, the preferential right established in Section 194 of Law 19,550 and its amendments and in Section 11 of Law 23,576 and its amendments shall be exercised by the placement procedure determined in the respective public offer prospectus.

(VII) “Class A” common shares, insofar as they have been fully paid in, may be converted into “Class B” book-entry common shares at a ratio of one-to-one, at any time, at the request of the holder of the common “Class A” shares, by a letter addressed to the Board of Directors. For such purpose, the following procedure shall be applied: (a) the holder of the shares shall address a letter to the Board of Director indicating, in the case of natural persons, their full name, identity document number, residential and legal registered address, and in the cause of legal persons, their full company name, corporate and legal registered address and, in both cases, if applicable, their Clave Única de Identificación Tributaria [Taxpayer ID], and the number of “Class A” common shares held by them at the time, the number of shares they wish to convert and the balance of “Class A” common shares they would have at the end of the conversion, signed by the holder of the shares or their authorized representative, certified by a notary or bank. Such request shall be deemed an irrevocable instruction for the Board of Director to follow the procedure established in this Section until the exchange of the shares, which shall be final; (b) such request shall remain pending if it is submitted once a Shareholders’ Meeting has been called, in which case it shall be considered after such Shareholders’ Meeting; (c) the Board of Directors shall meet within three (3) business days following the receipt of the conversion request, shall issue the respective resolution and shall report the new capital stock composition to the relevant supervisory authority and, if appropriate, to the agency responsible for keeping the Book-entry Share Ledger; and (d) the Board of Directors shall immediately proceed to block in the Share Ledger the common shares of which the conversion into “Class B” book-entry common shares was requested and, once the Company is authorized to make a public offering of and/or list and/or trade all or part of its shares in the Argentine Republic and/or in foreign jurisdictions, it shall report the conversion to the relevant agencies or entities as applicable.

(VIII) In addition, the Company may issue options on shares or bonds convertible into shares. The total or partial redemption of paid in shares is authorized and must be conducted with net realized profits, following a resolution by the Shareholders’ Meeting establishing the fair price and ensuring equality among shareholders.”

(IX) Acquisition of Control: Except under the conditions mentioned in subsections (X) and (XI) of this Section, Company shares or securities (the term securities includes, but is not limited to, debentures, negotiable bonds and share coupons) convertible into shares may not be acquired directly or indirectly by any means or in any manner, when as a result of such acquisition, the acquirer becomes, directly or indirectly, the holder of, or exercises control over, Company shares which, in addition to their prior holdings of such class (if any) represent, in all, 50% or more of the total votes. Notwithstanding the above, the following cases shall be excluded from the provisions of subsections (X) and (XI) of this Section: (i) acquisitions by a person who, directly or indirectly, is already the holder of or exercises control over shares representing over 50% of the total votes; (ii) acquisitions by means of which any member of the Controlling Group transfers all or part of their shares to other members of the Controlling Group. For the purposes hereunder, the “Controlling Group” shall mean the group composed of Mr. Aldo Adriano Navilli, Mr. Carlos Adriano Navilli, Mr. Ricardo Alberto Navilli, Ms. Adriana Elba Navilli and Mr. Marcos Anibal Villemur and their descendants, respective heirs or spouses, as well as the descendants, respective heirs or spouses of each of the above, without generational limitations, as well as the companies controlled by each of them.

The acquisitions referred to in this subsection are referred to as “Acquisitions of Control.”

Persons wishing to conduct an Acquisition of Control (hereinafter referred to as the “Offeror”) must make a public offer for the acquisition of all of the Company’s shares of all classes and all of its securities convertible into shares.

(X) Public Offer of Acquisition: Each public offer of acquisition shall be made according to the regulations applicable in the jurisdictions in which the public offer of acquisition is made and the provisions of the stock markets in which the Company’s shares and securities are listed and/or traded. Notwithstanding the above, if the system of public offers of acquisition is non-existent or has been revoked, the procedure indicated below shall apply.

(i)                                    The Offeror must notify the Company of the public offer of acquisition in writing within a term of TEN (10) calendar days after the a final decision has been made to conduct an Acquisition of Control. In the notice, the Company shall be informed of all of the terms and conditions of any agreement or pre-agreement that the Offeror may have made or plans to make with a Company shareholder by virtue of which, if such agreement of pre-agreement is performed, an Acquisition of Control would occur (hereinafter referred to as the “Prior Agreement”), in addition to all of the following additional minimum information:

(A)                                The identity, nationality, registered address and telephone number of the Offeror;

(B)                                If the Offeror is composed of a group of people, the identity and registered address of each Offeror in the group and of the person managing each entity that is part of the group;

(C)                               The consideration offered for the shares and/or securities;

(D)                               The scheduled date of expiration of the effective term of the public offer of acquisition, if it may be extended and, if applicable, the procedure for its extension;

(E)                                A statement indicating that the public offer of acquisition shall be open to all holders of shares and securities convertible into shares;

(F)                                The additional information, including the Offeror’s financial statements, that may reasonably be required by the Company or that may be required to prevent the abovementioned notice from leading to incorrect conclusions or when the information provided is incomplete or deficient; and

(G)                               Any other information not included in subsections (A) to (F) above and that must be provided pursuant to applicable legal or regulatory provisions.

(ii)                                The Company shall send by mail to each shareholder or holder of securities convertible into shares, at the Offeror’s expense, with due diligence, a copy of the notice submitted to the Company, as indicated in subsection (i). The Offeror shall provide the Company with the funds required for such purpose in advance.

(iii)                            The Offeror shall send by mail or another reliable means, with due diligence, to each shareholder or holder of securities convertible into shares by whom it may be requested, a copy of the notice provided to the Company and shall publish a notice substantially containing the information indicated in subsection (i), at least once every two weeks, starting on the date on which such notice is delivered to the Company pursuant to subsection (i) and ending on the expiration date of the public offer of acquisition. Subject to applicable legal regulations, such publication shall be made in the business section of daily newspapers of general circulation in the Argentine Republic and in any other jurisdiction of the markets in which the shares are listed and/or traded, and in the informative bulletins of such markets.

(iv)          The public offer of acquisition may not expire before a term of 60 days has elapsed following the date on which notice of the offer was provided to the shareholders or published as indicated in subsection (ii), which shall be calculated as of the date of first publication.

(v)           The Offeror shall acquire all the shares and/or convertible securities with respect to which, prior to the offer expiration date, the holders had accepted the public offer of acquisition made by the Offeror pursuant to the provisions of these Bylaws.

(vi)          The transaction established in the Prior Agreement may be completed at any time once notice is provided to the Company of the public offer of acquisition.

(vii)         In any case in which a public offer of acquisition is made on Company shares, there shall be no difference in the price to be offered for common shares, regardless of their price. In addition, in the case of a Public Offer of Acquisition for Acquisition of Control, the price to be offered may not be lower than the highest price that the Offeror has paid or agreed to pay, acting individually or jointly with its subsidiaries and/or other persons: (i) for the Acquisition of Control requiring a public offer of acquisition and/or (ii) for common company shares, regardless of their class within 180 calendar days prior to the date on which notice was provided to the Company of the public offer of acquisition pursuant to subsection (X) (i) of this Section, inclusive.

(XI)         Related transactions: Any merger, consolidation or other form of combination having substantially the same effects (hereinafter referred to in this Section as “Related Transaction”) including the Company and any other person (hereinafter referred to in this Section as the “Interested Shareholder”) who has previously conducted an Acquisition of Control or having in relation to the Interested Shareholder, the same effects with regard to shareholdings as an Acquisition of Control, shall only take place if the consideration to be received by each Company shareholder in such Related Transaction is equal for all shareholders and not lower than the highest price that the Interested Shareholder has paid or agreed to pay, acting individually or jointly with its subsidiaries and/or other persons, for common Company shares regardless of their class, within 180 calendar days prior to the date on which the offer was made, inclusive.

(XII)        Violation of Requirements: Shares and securities acquired in violation of the provisions established in subsections (X) and (XI), both inclusive, of this Section shall not grant voting rights or the right to collect dividends or any other distributions made by the Company and shall not be calculated in order to establish a quorum in any of the Company’s shareholders’ meetings.

(XIII)       Interpretation: For the purposes of these Bylaws, the term “indirectly” shall include the shareholdings of the controlling companies of the acquirer, the companies controlled by him and the companies under common control by the acquirer. It shall also include the shareholdings that a person may have through trusts, share deposit certificates (“SDCs”) or other analogous mechanisms, and also the shareholdings of persons with which he acts concertedly. In addition, the term “control” refers to the direct or indirect power to manage or acquire the management of the administration and policies of a legal person, either by shareholdings or holdings of other securities granting sufficient voting rights, under an agreement or otherwise.

(XIV)       Any person who directly or indirectly acquires, by any means or in any manner, Class B shares or Company securities of any kind that are convertible to Class B shares (the meaning of the term “securities” shall include, but not be limited to debentures, negotiable bonds and share coupons) granting control over more than three percent (3%) of the Class B shares must, within a term of five (5) days following the completion of such acquisition whereby the abovementioned limit was exceeded, report such circumstance to the Company, notwithstanding compliance with the additional provisions established by applicable regulations in local and/or foreign capital markets in such event. The abovementioned information must also include the date of the operation, the price, the number of shares acquired and if the acquirer of such share intends to acquire a larger share or acquire control of the voting power of the Company’s Class B shares. If the acquirer is composed of a group of persons, the group members must be identified. The information indicated here must be provided in relation to acquisitions subsequent to the information originally provided, when the amounts of Class B shares indicated in the foregoing subsection are exceeded again, as established herein.

It is stated herein for the record that Section Four of the new Bylaws considers capital stock, and the number of “Class B” shares, assuming that the maximum amount of Class “B” shares to be issued was entirely placed and subscribed. Since the amount of the increase and number of “Class B” shared to be issued shall be subject to the final decision of the Board of Directors based on the delegation by the Shareholders’ Meeting, if appropriate, the final version of the abovementioned Section Four must be adapted once the final result of the capital increase approved by this Shareholders’ Meeting has been determined, as such increase may be established, in relation to the amount and shares to be issued, by the Board of Directors.

Shareholder Carlos Adriano Navilli proposed that a vote be held on the Chairman’s proposal and it was unanimously approved.

The sixth item on the Agenda was subsequently considered:

(6)           Renumbering of the Sections of the Bylaws and approval of a new amended text of the Company Bylaws.

The Chairman subsequently stated that, by virtue of the different amendments made to the Company’s Bylaws, it would be convenient to issue an amended text, renumbering all of the sections based on the resolutions adopted herein and, therefore, he proposed that such version be approved and that the full text be transcribed at the end of the minutes, stating for the record that the new amended text of the Company Bylaws shall become effective as of the time at which the Company effectively makes a public offering of and/or trades all or part of the shares in the Argentine Republic and/or foreign jurisdictions. In addition, he proposed that the Board of Directors be authorized to make any amendments necessary to adapt such text to any observations that may be made by the National Securities Commission, the Mercado de Valores de Buenos Aires S.A., the Mercado Abierto Electrónico S.A., or other competent local and/or foreign authorities or agencies.

The proposal was unanimously approved and the Amended Text of the Company Bylaws states the following:

Section One: Under the name “Molino Cañuelas Sociedad Anónima, Comercial, Industrial, Financiera, Inmobiliaria y Agropecuaria” a Corporation is hereby established, with legal registered address in the city of Cañuelas, which may establish branches, representations and special addresses in any part of the country or abroad.

Section Two: The term of duration of the company is 99 (ninety-nine) years, as of its registration with the Public Registry of Commerce.

Section Three: The purpose of the Corporation is to perform the following operations, on its own or on behalf of or in association with third parties, in any part of the Republic or abroad: A) Industrial: Production, retail subdivision, manufacturing, transformation and packaging of all kinds of food for human and animal consumption derived from the milling of cereals and oilseeds and/or wheat flour and/or any other raw material that is suitable for human and animal consumption, either of national or foreign origin. Investigation, development, production and preparation of liquid fuel, biofuel in any of its forms by the production and transformation of cereals, oilseed and their byproducts, production and retail subdivision in its own plant or by outsourcing agreements of agricultural and livestock farming inputs, such as herbicides, agrochemicals, fertilizers, adjuvant agents, biological products and other similar products. Design, development, manufacturing and industrialization of all kinds of packaging and packaging materials, as well as printing in general, including screen printing, flexography, offset, gravure and any other kind of printing. B) Commercial: The purchase and sale, exchange, export, import, representation, consignment, swapping of everything related to grains, cereals, fodder, oilseeds, seeds, flour, their by-products and derivatives, food industry inputs and food products. Purchase and sale, exchange, export, import, distribution, marketing, resale and consignment of baked products, breads, pastries and frozen products. Perform swapping operations with cereals, oilseed and/or fertilizers. Act as an authorized storage company for the abovementioned products and other fruits and agricultural products. Receive and grant concessions related to the abovementioned operations. Purchase, sale, exchange, marketing and/or resale, distribution, supply and/pr provision of storage services for liquid fuels, bulk hydrocarbons, herbicides, agrochemicals, fertilizers, adjuvant agents, biological products and biofuels; purchase and sale, exchange, export, import, leasing, marketing and establishment of pledges of automobiles, motor vehicles and trucks of any kind. Purchase, sale, exchange, import and/or export of agricultural and industrial machinery, spare parts, inputs, supplements and accessories related to agricultural and livestock farming activities and marketing of any other good, whether or not it may be registered, consumable or non-perishable. Granting of franchises. C) Agriculture and livestock farming: Operation of rural, livestock farming, poultry farming, agricultural, fruit farming and forestry establishments, owned by the corporation or third parties, and establishments for breeding, cattle weight growth during the winter, crossbreeding, sale, crossbreeding of cattle and ranching of any kind, farming in cabins, farms, dairy farms, ranches, forests, vegetation and the purchase and sale, import, export, exchange, leasing, storage, consignment and any other kind of operations related to food industry goods, its products, byproducts and accessories. D) Financial: The corporation may receive or provide financing, with the exclusion of the operations under the Financial Entities Law (Law 21,526). For such purpose, it may enter into contracts, within the country and abroad, with Banks or Institutions, official or otherwise, companies of any nature and individuals, acting on its own or through third parties in banking operations of any nature; issue debentures, establish, accept, transfer and cancel civil or commercial and agricultural pledges. It may guarantee and/or secure obligations of third parties, whether they be physical or legal persons, with the prior express approval of the Board of Directors. The company may participate in the establishment and/or organization of other corporations, by subscribing contributions, assignment, merger and any other legal method. In addition, it may establish Mutual Guarantee Associations and/or become part of them as sponsoring partners, pursuant to applicable law. E) Real Estate: Purchase and sale, exchange, financing, establishment of encumbrances, operation, renting or leasing of personal and real property, including operations related to Commonhold Property; purchase, subdivision, division, urbanization and purchase and sale, consignment of lands, ranches, fields, plots, real estate, and acting as representatives for sales and purchases, as well as the management and use of company property and/or third-party property; development of industrial parks on company land and on land owned by third parties, for which purpose authorized professionals shall be hired. F) Transportation: Operation of transportation services for goods related to the corporate purpose, on its own or on behalf of third parties, with its own means or leased resources, by land, rail, river, air or sea, within the entire territory of the Republic and abroad. G) Construction: Performance of projects, management, construction, extension, repair and performance of all kinds engineering and architectural works, including, but not limited to, hydraulic, mechanical, sanitary and electrical works in its own buildings or in third-party buildings, open and/or closed neighborhoods, country houses, rural clubs, roads, paving, urbanization, residential complexes, pursuant to applicable law and, if appropriate, by hiring authorized professionals. H) Insurance: Insurance contract brokerage pursuant to applicable law, even as a proxy. I) Port/Land/Air: Loading and unloading of goods, such as bulk liquids and solids, storage, warehousing, receipt, stacking and shipping of primary and manufactured products of forest, animal and mineral origin. Natural and packaged fruit and vegetable products and manufactured industrial products, as well as goods packaged in big bag type packages, pallets, containers or other kinds of packaging, either from domestic or international freights; stacking with or without containers, slinging, regular and fiscal storage, for import and export; crane services; towing, pilotage, piloting and other supplementary services performed in any part of the country or abroad, and all related activities for such purpose. J) Provision of brokerage services of any kind or for any purpose, performance of procedures, granting and receipt of mandates and/or representations by virtue of the abovementioned activities. K) Performance of any other activity not mentioned in the foregoing items, but that is related to them. For such purpose, the company has full legal capacity to acquire rights, assume obligations and perform actions that are not prohibited by law or these bylaws.

Section Four: (I) The capital stock is twenty million pesos ($20,000,000) and is represented by 200,000,000 common shares of a nominal value of $0.10 pesos per share, of which 150,000,000 of shares are Class “A” shares granting the right to five votes each and 50,000,000 are Class “B” shares granting the right to one vote each. The shares may be book-entry or non-

transferable registered shares, common or preferred, as determined by the Shareholders’ Meeting deciding on their issue, except when applicable provisions establish specific characteristics. They may be issued in certificates of one or more shares. Until they are fully paid in, shareholders shall be provided with provisional nominative certificates. The shares and provisional certificates issued shall contain the indications established in Sections 211 and 212 of Law No. 19,550 and its amendments.

The favorable vote of two thirds of the Class “A” shares, regardless of the percentage of capital stock represented by such Class “A” shares, shall be required for the Company to validly resolve: (i) the merger of the Company with other companies; (ii) the voluntary dissolution of the Company; (iii) the transfer of the registered legal and/or tax address to a foreign country; and (iv) the essential change of the corporate purpose. In addition, the favorable vote of the absolute majority of Class “B” shares present in the shareholders’ meeting called for such purpose, regardless of the percentage of capital stock represented by such Class “B” shares, shall be required for the Company to validly resolve the amendment of Section Four of these Bylaws.

Each Class “A” share that any member of the Controlling Group (as defined below) transfers to third parties who are not other members of the Controlling Group shall automatically become a Class “B” share.

Prior to the entry into force of any transfer of the ownership of Class “A” common book-entry shares, the Board of Directors shall verify that the transfer of Class “A” book-entry shares in question is consistent with the provisions of this Section Four and, if so, shall register the transfer in the Share Ledger or, otherwise, convert the shares to “B” Class shares.

(II) Once the Company is authorized to make a public offering of and/or list and trade all or part of its shares in the Argentine Republic, the Company may increase its corporate stock by decision of the Regular Shareholders’ Meeting without limitation, without requiring the amendment of these Bylaws, and the changes in capital stock and the class of shares they represent shall be indicated in the Company’s financial statements as required by applicable legal and regulatory provisions. The shares may also be common or preferred, with or without an issue premium, as determined when they are issued. The Company may make public offerings of its Class “B” shares in any authorized market in the country or abroad, provided that it meets all applicable requirements for such purpose. The Company may not make any public offerings of its Class “A” shares in any authorized market in the country or abroad.

(III) The shares may grant voting rights or not, the right to a fixed or variable dividend, the right of preferential payment, cumulative or otherwise, according to the conditions in which they were issued. They may also be assigned an additional share of the net realized profits and be granted priority in the repayment of capital in the event of the Company’s liquidation. Preferred stock may not have voting rights, except in the cases in which legal regulations grant them such right, and they may be totally or partially redeemable, under the conditions established in applicable provisions and those established upon determining their issue.

(IV) The Shareholders’ Meeting shall determine and/or may delegate to the Board of Directors the determination of the conditions in which the shares to be issued shall be paid in, pursuant to applicable law or to the provisions that may be established. In the event of a delay in the paying in of shares, the Company may take any of the steps authorized by Section 193 of Law 19,550 and its amendments.

(V) While there are nominative shares, the Company shall keep a Share Ledger in which it shall record the non-transferable registered common shares, according to the formalities and requirements established by Section 213 of Law 19,550 and its amendments. As determined by the Board of Directors, the book-entry common shares shall be registered in accounts in their holders’ names in a Book-Entry Share Ledger to be kept by the Company, or by authorized commercial or investment banks, or securities clearing houses as established in paragraph seven, Section 208 of Law No. 19,550 and its amendments. The shares shall be indivisible, notwithstanding the fact that they may be subscribed on behalf of companies. No more than one owner shall be recognized per share. Therefore, in the event of co-ownership, unified representation shall be required to exercise corporate rights and meet corporate obligations. The Company’s Board of Directors may determine at any time that the Company’s shares be converted from registered to book-entry shares.

(VI) New shares shall be subscribed according to the procedure established in Section 194 of Law 19,550 and its amendments. Once the Company is authorized to make public offerings of and/or trade all or part of its shares in the Argentine Republic and/or in foreign jurisdictions and throughout the entire time in which the Company is subject to such system of public offering and/or trading of all or part of its shares, no new shares granting voting privileges may be issued. The common shares existing at the time of each capital increase, regardless of their class, shall grant their holders preferential rights to subscribe new common shares in the same proportion as their holdings of the total capital stock. If one or more shareholders fail to exercise their preferential right, the remaining shareholders shall have the right to a proportional increase, according to the shares they subscribed on exercising their preferential right in relation to the total capital stock. For the purposes of exercising their preferential right and right to proportional increase, all shareholders shall be considered as if they held a single and identical class of shares. If allowed by the laws applicable at the time of the respective increase, in the event of an increase in share capital or convertible negotiable bonds by public offering, the preferential right established in Section 194 of Law 19,550 and its amendments and in Section 11 of Law 23,576 and its amendments shall be exercised by the placement procedure determined in the respective public offer prospectus.

(VII) “Class A” common shares, insofar as they have been fully paid in, may be converted into “Class B” book-entry common shares at a ratio of one-to-one, at any time, at the request of the holder of the common “Class A” shares, by a letter addressed to the Board of Directors. For such purpose, the following procedure shall be applied: (a) the holder of the shares shall address a letter to the Board of Director indicating, in the case of natural persons, their full name, identity document number, residential and legal registered address, and in the cause of legal persons, their full company name, corporate and legal registered address and, in both cases, if applicable, their Clave Única de Identificación Tributaria [Taxpayer ID], and the number of “Class A” common shares held by them at the time, the number of shares they wish to convert and the balance of “Class A” common shares they would have at the end of the conversion, signed by the holder of the shares or their authorized representative, certified by a notary or bank. Such request shall be deemed an irrevocable instruction for the Board of Director to follow the procedure established in this Section until the exchange of the shares, which shall be final; (b) such request shall remain pending if it is submitted once a Shareholders’ Meeting has been called, in which case it shall be considered after such Shareholders’ Meeting; (c) the Board of Directors shall meet within three (3) business days following the receipt of the conversion request, shall issue the respective resolution and shall report the new capital stock composition to the relevant supervisory authority and, if appropriate, to the agency responsible for keeping the Book-entry Share Ledger; and (d) the Board of Directors shall immediately proceed to block in the Share Ledger the common shares of which the conversion into “Class B” book-entry common shares was requested and, once the Company is authorized to make a public offering of and/or list and/or trade all or part of its shares in the Argentine Republic and/or in foreign jurisdictions, it shall report the conversion to the relevant agencies or entities as applicable.

(VIII) In addition, the Company may issue options on shares or bonds convertible into shares. The total or partial redemption of paid in shares is authorized and must be conducted with net realized profits, following a resolution by the Shareholders’ Meeting establishing the fair price and ensuring equality among shareholders.”

(IX) Acquisition of Control: Except under the conditions mentioned in subsections (X) and (XI) of this Section, Company shares or securities (the term securities includes, but is not limited to, debentures, negotiable bonds and share coupons) convertible into shares may not be acquired directly or indirectly by any means or in any manner, when as a result of such acquisition, the acquirer becomes, directly or indirectly, the holder of, or exercises control over, Company shares which, in addition to their prior holdings of such class (if any) represent, in all, 50% or more of the total votes. Notwithstanding the above, the following cases shall be excluded from the provisions of subsections (X) and (XI) of this Section: (i) acquisitions by a person who, directly or indirectly, is already the holder of or exercises control over shares representing over 50% of the total votes; (ii) acquisitions by means of which any member of the Controlling Group transfers all or part of their shares to other members of the Controlling Group. For the purposes hereunder, the “Controlling Group” shall mean the group composed of Mr. Aldo Adriano Navilli, Mr. Carlos Adriano Navilli, Mr. Ricardo Alberto Navilli, Ms. Adriana Elba Navilli and Mr. Marcos Anibal Villemur and their descendants, respective heirs or spouses, as well as the descendants, respective heirs or spouses of each of the above, without generational limitations, as well as the companies controlled by each of them.

The acquisitions referred to in this subsection are referred to as “Acquisitions of Control.”

Persons wishing to conduct an Acquisition of Control (hereinafter referred to as the “Offeror”) must make a public offer for the acquisition of all of the Company’s shares of all classes and all of its securities convertible into shares.

(X) Public Offer of Acquisition: Each public offer of acquisition shall be made according to the regulations applicable in the jurisdictions in which the public offer of acquisition is made and the provisions of the stock markets in which the Company’s shares and securities are listed and/or traded. Notwithstanding the above, if the system of public offers of acquisition is non-existent or has been revoked, the procedure indicated below shall apply.

(i)                                     The Offeror must notify the Company of the public offer of acquisition in writing within a term of TEN (10) calendar days after the a final decision has been made to conduct an Acquisition of Control. In the notice, the Company shall be informed of all of the terms and conditions of any agreement or pre-agreement that the Offeror may have made or plans to make with a Company shareholder by virtue of which, if such agreement of pre-agreement is performed, an Acquisition of Control would occur (hereinafter referred to as the “Prior Agreement”), in addition to all of the following additional minimum information:

(A)                               The identity, nationality, registered address and telephone number of the Offeror;

(B)                               If the Offeror is composed of a group of people, the identity and registered address of each Offeror in the group and of the person managing each entity that is part of the group;

(C)                               The consideration offered for the shares and/or securities;

(D)                               The scheduled date of expiration of the effective term of the public offer of acquisition, if it may be extended and, if applicable, the procedure for its extension;

(E)                                A statement indicating that the public offer of acquisition shall be open to all holders of shares and securities convertible into shares;

(F)                                 The additional information, including the Offeror’s financial statements, that may reasonably be required by the Company or that may be required to prevent the abovementioned notice from leading to incorrect conclusions or when the information provided is incomplete or deficient; and

(G)                               Any other information not included in subsections (A) to (F) above and that must be provided pursuant to applicable legal or regulatory provisions.

(ii)                                  The Company shall send by mail to each shareholder or holder of securities convertible into shares, at the Offeror’s expense, with due diligence, a copy of the notice submitted to the Company, as indicated in subsection (i). The Offeror shall provide the Company with the funds required for such purpose in advance.

(iii)                               The Offeror shall send by mail or another reliable means, with due diligence, to each shareholder or holder of securities convertible into shares by whom it may be requested, a copy of the notice provided to the Company and shall publish a notice substantially containing the information indicated in subsection (i), at least once every two weeks, starting on the date on which such notice is delivered to the Company pursuant to subsection (i) and ending on the expiration date of the public offer of acquisition. Subject to applicable legal regulations, such publication shall be made in the business section of daily newspapers of general circulation in the Argentine Republic and in any other jurisdiction of the markets in which the shares are listed and/or traded, and in the informative bulletins of such markets.

(iv)                              The public offer of acquisition may not expire before a term of 60 days has elapsed following the date on which notice of the offer was provided to the shareholders or published as indicated in subsection (ii), which shall be calculated as of the date of first publication.

(v)                                 The Offeror shall acquire all the shares and/or convertible securities with respect to which, prior to the offer expiration date, the holders had accepted the public offer of acquisition made by the Offeror pursuant to the provisions of these Bylaws.

(vi)                              The transaction established in the Prior Agreement may be completed at any time once notice is provided to the Company of the public offer of acquisition.

(vii)                           In any case in which a public offer of acquisition is made on Company shares, there shall be no difference in the price to be offered for common shares, regardless of their price. In addition, in the case of a Public Offer of Acquisition for Acquisition of Control, the price to be offered may not be lower than the highest price that the Offeror has paid or agreed to pay, acting individually or jointly with its subsidiaries and/or other persons: (i) for the Acquisition of Control requiring a public offer of acquisition and/or (ii) for common company shares, regardless of their class within 180 calendar days prior to the date on which notice was provided to the Company of the public offer of acquisition pursuant to subsection (X) (i) of this Section, inclusive.

(XI)                          Related transactions: Any merger, consolidation or other form of combination having substantially the same effects (hereinafter referred to in this Section as “Related Transaction”) including the Company and any other person (hereinafter referred to in this Section as the “Interested Shareholder”) who has previously conducted an Acquisition of Control or having in relation to the Interested Shareholder, the same effects with regard to shareholdings as an Acquisition of Control, shall only take place if the consideration to be received by each Company shareholder in such Related Transaction is equal for all shareholders and not lower than the highest price that the Interested Shareholder has paid or agreed to pay, acting individually or jointly with its subsidiaries and/or other persons, for common Company shares regardless of their class, within 180 calendar days prior to the date on which the offer was made, inclusive.

(XII)                     Violation of Requirements: Shares and securities acquired in violation of the provisions established in subsections (X) and (XI), both inclusive, of this Section shall not grant voting rights or the right to collect dividends or any other distributions made by the Company and shall not be calculated in order to establish a quorum in any of the Company’s shareholders’ meetings.

(XIII)                Interpretation: For the purposes of these Bylaws, the term “indirectly” shall include the shareholdings of the controlling companies of the acquirer, the companies controlled by him and the companies under common control by the acquirer. It shall also include the shareholdings that a person may have through trusts, share deposit certificates (“SDCs”) or other analogous mechanisms, and also the shareholdings of persons with which he acts concertedly. In addition, the term “control” refers to the direct or indirect power to manage or acquire the management of the administration and policies of a legal person, either by shareholdings or holdings of other securities granting sufficient voting rights, under an agreement or otherwise.

(XIV)                 Any person who directly or indirectly acquires, by any means or in any manner, Class B shares or Company securities of any kind that are convertible to Class B shares (the meaning of the term “securities” shall include, but not be limited to debentures, negotiable bonds and share coupons) granting control over more than three percent (3%) of the Class B shares must, within a term of five (5) days following the completion of such acquisition whereby the abovementioned limit was exceeded, report such circumstance to the Company, notwithstanding compliance with the additional provisions established by applicable regulations in local and/or foreign capital markets in such event. The abovementioned information must also include the date of the operation, the price, the number of shares acquired and if the acquirer of such share intends to acquire a larger share or acquire control of the voting power of the Company’s Class B shares. If the acquirer is composed of a group of persons, the group members must be identified. The information indicated here must be provided in relation to acquisitions subsequent to the information originally provided, when the amounts of Class B shares indicated in the foregoing subsection are exceeded again, as established herein.

Section Five: AUDIT COMMITTEE. The Company shall have an audit committee as established under Capital Markets Law No. 26,831, and the rules and regulations of the National Securities Commission (pursuant to RG 622/2013 and its amendments and supplementary provisions), which shall be composed of 3 (three) regular members, who shall be designated by the Board of Directors from among its members, by a simple majority of its members. The committee may include directors who are well-versed in financial, accounting or business matters. At least a majority of the members of the audit committee must be independent, pursuant to the criteria established for such purpose by the Regulations of the National Securities Commission and of the markets in which the Company’s shares are listed and/or traded, if applicable. The Shareholders’ Meeting may delegate to the Board of Directors the establishment of the audit committee budget. Such budget must include sufficient funds for the payment of compensation for: (i) any accounting firm for the purpose of preparing or issuing an audit report or providing any other audit, review or certification services; and (ii) any legal advisor whose contracting is deemed by the Audit Committee to be convenient or necessary for the performance of its functions.

At its first meeting, the audit committee must designate a chairman and deputy chairman, who shall replace the former in the event of his absence, impediment, resignation or death. The audit committee shall meet at least once every three months or, less frequently, at the request of one of its members. Audit committee meetings must be called by its chairman or deputy chairman. The audit committee shall operate with the presence of the absolute majority of its members, either in person and/or communicating by means of the simultaneous transition of sound, images or words. Decisions shall be adopted by the majority of the members participating in the meeting. In the event of a tie, the chairman or, as the case may be, the deputy chairman, shall have the casting vote. In the event of the absence, impediment, resignation or death of one of its members, he shall be replaced by one of the alternate members, in the order of their designation. Audit committee resolutions must be recorded on the respective book, and must be signed by all members participating in the meeting. In the event of the remote participation of members, the minutes must expressly state the names of the members who participated remotely, as well as the means of transmission used to communicate with the members present. The rest of the members of the Board of Directors and members of the Audit Committee may attend the audit committee’s deliberations, with the right to speak, but not to vote. The duties and powers of the audit committee are those indicated in the respective provisions, regulations and amendments established by the National Securities Commission and the markets in which the Company’s shares are listed and/or traded.

The members of the audit committee shall take office for the term established by the Board of Directors upon their designation and may be reelected indefinitely. Once their term ends, they shall remain in their positions until the designation of the members by whom they are to be replaced. Termination of status as a director for any reason shall automatically result in the termination of status as an audit committee member.

Section Six: I) The Company management and administration shall be conducted by a Board of Directors composed of at least 7 (seven) and up to 15 (fifteen) regular members. The Shareholders’ Meeting may elect an equal or lower number of alternate members, of which at least 2 (two) regular members and 2 (two) alternate members must meet the independence requirements established by applicable Regulations of the National Securities Commission. When each alternate member is designated, a record must be made of which regular member he/she shall replace in the event of a vacancy and, if a vacancy occurs in the Company’s board of directors for any reason, it shall be filled by the alternate member designated to replace the regular member to be replaced. The Shareholders’ Meeting shall establish the number of directors, as well as their remuneration. II) If the shareholders’ meeting decides to designate a number of regular members equal to or greater than 7 (seven) but less than 9 (nine) (i) they shall take office for a term of 2 (two) fiscal years; and (ii) the board shall be renewed annually by halves in the event of an even number of members, or by the whole number immediately inferior or immediately superior to half of the members, as alternately applicable in each fiscal year, in the event of an uneven number of members in the board of directors. If the shareholders’ meeting decides to designate a number of members equal to or greater than 9 (nine): (i) the directors shall remain in their positions for a term of 3 (three) fiscal years; and (ii) the board shall be renewed annually by thirds. In any case, less than three Directors shall be renewed each time. The first shareholders’ meeting that determines a number of 7 (seven) or 8 (eight) directors as of the approval of the amendment of this section (even if it has not been registered), shall decide which of the new directors elected shall take office for a term of one or two fiscal years, in order to allow their renewal by halves. The shareholders’ meeting determining a number of directors equal to or greater than 9 (nine) shall decide which of the new directors elected shall take office for a term of one, two or three fiscal years, in order to allow their renewal by thirds. The directors may be reelected indefinitely and their terms of office shall be valid until the election of the members elected to replace them. III) The Board of Directors shall meet once every three months, or less frequently, if so required by any of its regular members or the Audit Committee. Any regular director or member of the Audit Committee may request, by a written notice indicating the agenda, that the Chairman call a meeting. In this case, the meeting must be called within five business days following the receipt of the communication. If the meeting is not called once such term has elapsed, the requesting party may validly call the meeting. IV) Any meeting notice must indicate the matters to be discussed and shall be provided with the documentation required, in the Chairman’s opinion, to make a decision on the matters to be discussed. V) The Board of Directors shall organize its first meeting annually, designating a Chairman and Deputy Chairman from among its members. In the event of death, absence, impediment or resignation of the Chairman, his functions shall be performed by the Deputy

Chairman. In the event of death, absence, impediment or resignation of both, the Board of Directors shall designate their replacements from among its members until the next shareholders’ meeting is held, or until the return of the Chairman or Deputy Chairman, regardless of the causes of their absence. VI) The presence of the absolute majority of its members shall be sufficient to establish the effectiveness and validity of the Board of Directors’ deliberations and resolutions in all matters attributed to it by these Bylaws. Decisions shall be adopted at the Company’s Board of Directors’ meetings by a majority of its members (and the Chairman or, as the case may be, the Deputy Chairman exercising the chairmanship shall have a double vote in the event of a tie). The Board of Directors may operate with its members present or communicating among themselves by other means of simultaneous transmission of sound, images or words and both the directors present and those participating remotely shall be considered for the purposes of establishing a quorum and the majorities. The minutes of the meetings shall be drafted and signed within 5 (five) days after the meeting is held by the directors and members of the Audit Committee present. Directors participating by other means of simultaneous transmission of sound, images or words may sign by means of the authorization established in Section 266 of Law 19,550 and its amendments. The minutes must expressly state the names of the directors who participated remotely as well as the means of transmission used for communicating with the members present. The members of the auditing body must expressly state that the decisions adopted are valid. The minutes shall contain the statements of the directors present as well as those of the directors participating remotely and their votes in relation to each resolution adopted. In addition, Board of Directors’ meetings may be held outside of the Company’s jurisdiction, including in foreign locations. The Board of Directors’ agreements shall be recorded in the book of Minutes to be signed by all those present. VII) The Board of Directors has broad powers of management and disposal, including those requiring special authority under Section 375 of the National Civil and Commercial Code and Section 9 of Executive Order-Law 5965/63. It may, in particular, operate with all kinds of official or private financial entities; establish agencies, branches and other kinds of representation, within the country or abroad; grant credits or guarantees to third parties; subscribe contracts establishing business partnerships or associations with companies organized in the country or abroad, pursuant to the regulations of the National Civil and Commercial Code; grant and revoke powers of attorney, including special and general, legal and management powers of attorney or others, with or without the authority of substitution; file, pursue, answer or withdraw claims and criminal proceedings and perform any other legal proceedings resulting in an acquisition of rights or assumption of obligations by the company. For answering interrogatories or providing testimonies before legal or administrative authorities, the presentation of the director or proxy appointed for such purpose by the Board of Directors shall also apply. Furthermore, he shall have broad powers to implement the issue of options on shares or bonds convertible into shares. The company’s legal representation shall be conducted by the Chairman and, in the event of his death, absence, impediment or resignation, by the Deputy Chairman. VIII) To guarantee proper compliance with their functions, each Director shall provide a guarantee in favor of the company for a value of no less than the amount established by applicable legal provisions and regulations, and such guarantee shall be established under the conditions and in the manner indicated by applicable legal and regulatory provisions.

Section Seven: The auditing of the company shall be conducted by an Audit Committee, composed of 3 (three) regular members and 3 (three) alternate members. The alternate members of the Audit Committee shall fill any vacancies there may be in the order of their election. The members of the Audit Committee shall remain in their positions for 1 (one) fiscal year and may be reelected indefinitely. At the first meeting of the Audit Committee, a chairman shall be designated, as well as an alternate chairman who shall replace the former in the event of his absence, impediment, resignation or death. It shall meet at least once every three months at the request of any of its members or of the Board of Directors, and shall be validly constituted with the presence of at least two (2) members. Meetings shall be called by the chairman of the Audit Committee, by due notification of the other members. Decisions shall be made by an absolute majority of the votes present. Minutes shall be issued of each meeting and the decisions adopted, which shall be recorded in the Book of Minutes kept for such purpose. In the event of a dissenting vote in the Audit Committee, the dissenting member may provide justification for his vote and shall have the rights, powers and duties granted under Section 294 of Law 19,550 and its amendments. Notwithstanding the above, the shareholders have, at their own cost, broad information rights, which include the right to review any company documentation and conduct audits of the Company’s accounting information.

Section Eight: (I) Shareholders’ Meetings must be held annually for the purposes determined by law, within four months following the end of the fiscal year. In addition, a Shareholders’ Meeting must be called when deemed convenient by the Board of Directors or Audit Committee, or at the request of shareholders representing at least 5% (five percent) of the corporate stock. (II) Shareholders’ Meetings shall be chaired by the Chairman of the Board of Directors or by the person designated by the Shareholders’ Meeting. They shall be called simultaneously upon first and second notice in the manner established under Section 237 of Law 19,550 and its amendments, except in the case of a Special Shareholders’ Meeting once the Company is authorized to make a public offering and/or list and/or trade all or part of its shares in the Argentine Republic and/or foreign jurisdictions. Once the Company is authorized to make public offerings and/or list or trade all or part of its shares, Shareholders’ Meeting notices must be published at least twenty (20) and no more than forty-five (45) days in advance of the date on which the Meeting is to be held. The abovementioned terms shall be calculated as of the last publication; (III) The quorum and majorities determined by Sections 243 and 244 of Law 19,550 and its amendments shall apply, according to the type of shareholders’ meeting, meeting notice and matters to be discussed, both for general Shareholders’ Meetings and for class Shareholders’ Meetings, except for the quorum for Special Shareholders’ Meetings on second notice, which shall be deemed constituted regardless of the number of shares present with voting rights. Shareholders’ Meetings, regardless of their type, may be held remotely and take place with the attendees present or communicating among themselves by means of the simultaneous transmission of sound, images and words, such as by video conference or another similar means and provided that the regulations for certification, registration, quorum establishment and representation are observed and the virtual and simultaneous participation of the attendees is ensured, as well as the immediacy of the verbal communication process and the issue of votes. The auditing body shall state in the record that the decisions adopted are valid. The Board of Directors shall establish the regulations and other technical matters related to remote participation in such meetings and the proper manner to record them, all pursuant to applicable regulations and in accordance with the provisions established by the supervisory entity. In all cases, such shareholders’ meetings shall maintain the same jurisdiction as that of the Company. The calculation of the quorum for remote shareholders’ meetings shall include the shareholders present through means of simultaneous transmission of sound or image and sound currently existing or to be created in the future and pursuant to applicable regulations.

Section Nine: The fiscal year shall end on November 30 of each year, as of which date the accounting statements must be prepared pursuant to the regulations applicable to such documents. Realized net profits shall be allocated as follows: a) At least 5% (five percent) and up to 20% (twenty percent) of the capital subscribed, to the legal reserve fund. b) To the remuneration of the members of the Board of Directors. Its amount may not exceed twenty-five percent (25%) of the profit for the fiscal year. It shall be limited to five percent (5%) of such profit when no dividends are distributed to shareholders and shall be increased proportionally to such distribution, up to the maximum limit when the total profit is distributed. When the use of special or technical-administrative committees by one of the directors results, due to limited profits, in the need to exceed the established percentage, such excess remuneration shall only be provided if it is expressly approved by the Shareholders’ Meeting, for which purpose such matter must be included as one of the items on its agenda; c) To the remuneration of the Audit Committee, which shall be established by the Regular Shareholders’ Meeting. d) to dividends on preferred shares with priority to unpaid cumulative dividends; e) the balance, totally or partially, to the additional dividends on preferred shares and to dividends on common shares or to statutory or optional reserve funds, provided that they are reasonable and consistent with prudent management criteria, or as ultimately determined by the Shareholders’ Meeting. The dividends shall be paid in proportion to the respective paid-in shares within the terms established by regulations and as determined by the Shareholders Meeting, and shall expire in favor of the Company, 5 (five) years as of the date on which they were made available to the shareholders.

Section Ten: In the event of dissolution of the corporation, its liquidation shall be performed by the Board of Directors under the supervision of the Audit Committee. Once the liabilities have been settled and the capital with preferential rights, as they may have been established, has been returned, the remainder shall be distributed among the shareholders in proportion to their share in the profit.

TRANSITORY SECTION ONE. These Bylaws shall become effective once the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions. Until such time, the Bylaws in effect as of February 14, 2017 shall remain in full force and effect.

TRANSITORY SECTION TWO. The list of members of Board of Directors and the Audit Committee who shall take office as of the date on which the Company effectively makes a public offering of and/or trades all or part of its shares in the Argentine Republic and/or in foreign jurisdictions shall be determined by the Regular and Special Shareholders’ Meeting held on April 5, 2017 pursuant to the procedures established by the Bylaws in effect until the date of such Shareholders’ Meeting.

The seventh item in the Agenda was subsequently considered:

(7)                                 Granting of indemnity to directors.

Shareholder Mr. Carlos Adriano Navilli addressed those present and proposed that, based on the designations performed as resolved under item four of the Agenda, the Company grant letters of indemnity to Directors Daniel Héctor Ercoli, Ricardo Leandro Navilli, Mariano Navilli, Jorge Damián Schnir and Alejandro German Lemonnier based on the risks that they assume and the damage that may be caused to them in the performance of their functions, which may affect their financial situation. Shareholder Mr. Carlos Adriano Navilli stated that the proposed indemnity would be granted in order to hold the Directors harmless to the extent permitted by applicable law from and against any monetary or non-monetary damage, expense, obligation of any nature, interest, court costs, disbursements or other costs (including, but not limited to, lawyers’ and experts’ costs, charges and fees) that they may experience as a result of any claim, lawsuit, civil, criminal or administrative proceedings or other proceedings or formal administrative or regulatory procedures resulting from, based on or arising from the performance of their functions as Directors of the Company. He also proposed that the letter of indemnity contain the usual terms for this kind of document, and that, therefore, the Company’s indemnity commitment not include cases resulting from fraudulent or dishonest actions, bad faith, willful wrongdoing or gross negligence on the part of the Directors, as determined by the final judgment of a competent court. Lastly, Shareholder Mr. Carlos Adriano Navilli indicated that the letters of indemnity would be conditional on the abovementioned Directors’ effective assumption of office, as resolved under item four of the Agenda.

A vote was held on the proposal and it was unanimously approved.

The eighth item on the Agenda was subsequently considered:

(8)                                 Granting of indemnity to senior managers.

Shareholder Mr. Carlos Adriano Navilli addressed those present and proposed that the Company grant letters of indemnity to senior managers Alejandro Matoso, as financial manager, Cristian Alejandro Cotone, as accounting manager, Juan Manuel Gonzalez Capra, as legal manager, Aldo Luciano Navilli, as global strategic manager, Enrique Rubén Perez, as purchasing director, Graciela Mónica Rastelli, as commercial director, Rafael Alberto Rodriguez Roda, as Manager of Corporate Affairs, Juan J. Rodríguez Nouche, as retail director, and Ricardo Souza, as director for Latin America and Carlos Rubén Ariel Naftal, as director of agro-services and supplies, based on the risks that they assume and the damage that may be caused to them in the performance of their functions, which could affect their financial situation. Shareholder Mr. Carlos Adriano Navilli stated that the proposed indemnity would be granted in order to hold the senior managers harmless to the extent permitted by applicable law from and against any monetary or non-monetary damage, expense, obligation of any nature, interest, court costs, disbursements or other costs (including, but not limited to, lawyers’ and experts’ costs, charges and fees) that they may experience as a result of any claim, lawsuit, civil, criminal or administrative proceedings or other proceedings or formal administrative or regulatory procedures resulting from, based on or arising from the performance of their functions as managers of the Company. He also proposed that the letter of indemnity contain the usual terms for this kind of document, and that, therefore, the Company’s indemnity commitment not include cases resulting from fraudulent or dishonest actions, bad faith, willful wrongdoing or gross negligence on the part of the managers, as determined by the final judgment of a competent court.

A vote was held on the proposal and it was unanimously approved.

The ninth item on the Agenda was subsequently considered:

(9)                                 Delegation of authority to the Board of Directors’ required to: (i) implement the capital increase mentioned in item five of the Agenda and the issue conditions not established in the Shareholders’ Meeting; (ii) request the incorporation of the Company into the public offering system and the public offering, listing and trading of its shares at the National Securities Commission, Mercado de Valores de Buenos Aires S.A. and/or the Mercado Abierto Electrónico S.A. and/or any other authorized market in the country and/or abroad that the Board of Directors may determine in due time; and (iii) the implementation of the rest of the decisions adopted in due time by the Shareholders’ Meeting. Authorization of the Board of Directors to delegate such authority to one or more Company Directors as established by the Regulations of the National Securities Commission.

The Chairman addressed those present and proposed that the following responsibilities be delegated to the Board of Directors and subdelegated by the latter to one or more Company Directors:

1.                                      The implementation of the capital increase resolved under item five of the Agenda and the establishment of the rest of the issue terms and conditions not established by the Shareholders’ Meeting, including without limitation, the date or dates of issue, payment method, use of funds, determination of the subscription price within the parameters established by the Shareholders’ Meeting, determination of the issue premium amount, declaration of the total amount subscribed and closure of increases without having issued the maximum amount approved by the Shareholders’ Meeting, with the authority to cancel the placement, as the case may be.

2.                                      Submission of the request for the Company’s incorporation into the public offering system at the National Securities Commission and the public offering, listing and trading of its Class “B” shares and/or securities representing such shares and other formalities and registrations required in relation to the Class “B” shares to be issued in accordance with the resolved capital increases or by conversion of class “A” shares in accordance with the provisions of Section Four of the amended bylaws and/or Class “B” shares used for secondary trading in the local and/or foreign capital market, with the National Securities Commission, Mercado de Valores de Buenos Aires S.A., Mercado Abierto Electrónico S.A., Caja de Valores S.A. and foreign markets and/or any other similar national or foreign agency.

3.                                      The implementation of the rest of the decisions adopted by the Shareholders’ Meeting with respect to the remaining items on the Agenda. In particular, the Board of Directors is granted the broadest powers to: a) establish the period and jurisdiction in which Class “B” shares and/or certificates representing Class “B” shares shall be publicly offered; b) negotiate, agree, amend, modify, subscribe, and/or issue all documentation that is convenient or necessary for issuing Class “B” shares and/or certificates representing

Class “B” shares and for their placement for public offering in any jurisdiction they may deem appropriate, including without limitation the Information Prospectus required by applicable regulations (whether local and/or foreign) and terms and conditions with shareholders interested in selling their Class “B” shares with the initial offering (after converting their Class “A” shares, if applicable), with the authority to extend provisions and jurisdiction if convenient or necessary; c) request, process and obtain the incorporation of the Company and the shares into the system of public offering, listing and trading in Argentina and/or any other applicable jurisdiction; d) order the respective publications in the relevant journals and bulletins, make any changes and issue all documents required to comply with the conditions that may be established by applicable regulatory agencies and securities entities; (E) enforce and implement the waiver of preferential subscription rights and the right to proportional increase as stated by all of the Company’s shareholders; and (f) determine how the Book-Entry Shares Ledger shall be kept. It may be kept by the Company, by commercial or investment banks, commercial or investment banks, or authorized securities clearing houses as established in paragraph seven, Section 208 of Law No. 19,550 and its amendments.

A vote was held on the proposal and it was unanimously approved.

Lastly, the tenth and last item on the Agenda was considered:

(10)                          Granting the authorizations required in relation to the resolutions issued under the foregoing items.

The Chairman proposed the authorization of Ms. Romina Soledad Quaratino, Mr. Nicolás Alejandro Gandolfo, Ms. Hortensia Carracedo, Mr. Santiago Carregal, Mr. Juan Manuel Diehl, Mr. Diego Chighizola, Mr. Sergio Tálamo, Ms. María Manuela Lava, Mr. Nicolás Biggio, Mr. Maximiliano Schitter, Ms. María Florencia Guevara, Ms. Micaela Alicia Varas Bleuer, Ms. Pamela Natasha Tischelman, Ms. Agustina Gallo Toppino, Ms. María Joaquina Barroetaveña, Ms. Maia Mirkin, Ms. Victoria Mulville, Ms. Jacqueline Berkenstadt, and/or Mr. Joaquín Herrán Oyhanarte and/or the persons who may be designated by them so that any of them may separately, jointly or alternatively, with the broadest powers, make any publications and perform any procedures required to obtain approval of the foregoing resolutions and their registration with the Public Registry, and to issue any subsequent notarized documents and/or private instruments required for such purpose; and (ii) Mr. Santiago Carregal, Mr. Juan Manuel Diehl, Mr. Diego Chighizola, Mr. Sergio Tálamo, Ms. María Manuela Lava, Mr. Nicolás Biggio, Mr. Maximiliano Schitter, Ms. María Florencia Guevara, Ms. Micaela Alicia Varas Bleuer, Ms. Pamela Natasha Tischelman, Ms. Agustina Gallo Toppino, Ms. María Joaquina Barroetaveña, Ms. Maia Mirkin, Ms. Victoria Mulville, and/or Ms. Jacqueline Berkenstadt, and/or Mr. Joaquín Herrán Oyhanarte and/or the persons who may be designated by them so that any of them may, separately, jointly or alternatively, with the broadest powers make the required submissions to the National Securities Commission, Mercado de Valores de Buenos Aires S.A., Mercado Abierto Electrónico S.A., Caja de Valores S.A. and/or local entities and authorized markets, reviewing proceedings, each of them with the authority to answer charges, file proceedings, request publications and perform all actions required to obtain the approvals necessary for the incorporation of the Company into the system of public offering, listing and trading of shares, including the subscription of any documentation required for such purpose.

A vote was held on the proposal and it was unanimously approved.

There being no further business, the meeting was adjourned at 12:00 p.m., once these minutes were read and ratified.

SIGNED: ALDO ADRIANO NAVILLI - CARLOS ADRIANO NAVILLI - RICARDO ALBERTO NAVILLI -ADRIANA ELBA NAVILLI - MARCOS ANÍBAL VILLEMUR.

[NOTARIAL SEAL]